                                  EXHIBIT 10.1

                                LEASE AGREEMENT

  THIS agreement entered into this 1ST day of OCTOBER in the year one thousand nine hundred and ninety-six between PolyMedica Pharmaceuticals (U.S.A.), Inc., a Massachusetts corporation duly organized under the laws of the Commonwealth of Massachusetts (hereinafter called the Lessor) on the one part, and CardioTech International, Inc., a corporation duly organized under the laws of the Commonwealth of Massachusetts (hereinafter called the Lessee) on the other part,

  1.   LEASE PREMISES  - 8,761 square feet (increasing to 9,301 sq. ft.), total,
       --------------
  more or less, in the buildings known as and located at 11 State Street, Woburn, Massachusetts, and at Tarvin Sands Complex, Tarvin, Cheshire, UK, as described in Exhibit A.

  2.   TERM  -  Commencing on October 1, 1996, and expiring September 30, 1998.
       ----
  After October 1, 1997, Lessee shall have the right upon ninety (90) days' written notice to vacate the office area at 11 State Street. Effective with the signing of this Lease between Lessee and Lessor, both parties agree that the Facilities and Services Agreement between them is null and void and shall have no further effect.

  3.   USE  -  The premises shall be used only for the purposes designated in
       ---
  Exhibit B.

  4.   RENT  -  Lessee agrees to pay according to the schedule in Exhibit C on
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  the first of each month and each successive month thereafter.  This Lease obligates the Lessee to pay in addition to such base rent, an appropriate portion of electricity consumed at 11 State Street. The Lessor will provide the Lessee with copies of electric bills on the second anniversary of this lease in order to adjust estimated Year 2 usage to actual. Lessee will pay or obtain credit from Lessor upon invoicing by Lessor.

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

  5.   CONDITION OF DEMISED PREMISES  -  Lessor represents that all utilities
       -----------------------------
  presently serving the premises are accessible and operating, including, but not limited to, heat, electricity and gas. In all other respects the Lessee shall take that space it is leasing in its present condition with no warranties whatsoever as to the condition of such space. Lessor is responsible for repair of existing HVAC, electric, plumbing, and roof as of the date hereof.

  6.   SECURITY DEPOSIT  -  One month's rent ($15,833.34) which will be placed
       ----------------
  in an interest bearing account.

  7.   RIGHT TO MARKET PREMISES  -  Lessor shall have the right upon prior
       ------------------------
  written notice to Lessee and approval by Lessee, whose permission shall not be unreasonably withheld, to enter the premises for the purposes of marketing the same to prospective lenders, purchasers and other lessees.

  8.   LESSEE'S COVENANTS  -     Lessee agrees that during the term of this
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  lease, the demised premises will not be overloaded, damaged or defaced, except for normal wear and tear; Lessee will not, without the permission of Lessor, drill or make any holes in the stone, brick or cement work of such premises. Additionally, the Lessee shall not permit nuisance on or about the demised premises. Lessee will not permit the emission of any objectionable noise, vibration or odor from demised premises nor commit any other act that shall interfere with the reasonable use and enjoyment of any other portions of the building by the occupants thereof. Lessee will procure any and all licenses and permits which may be required for the use of the demised premises; nothing shall be done upon or about the demised premises which shall be contrary to any law, ordinance or regulation or requirement of any public authority having jurisdiction over the premises. Any and all wastes or refuse will be removed from the demised premises in accordance with rules and regulations which may be prescribed by the Lessor. Lessee shall keep the demised premises reasonably clean and shall not litter or place any obstruction on any portion of the sidewalks and areas adjacent to the demised premises. Lessee shall observe and comply

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

  with and cause its employees and agents to observe and comply with any and all reasonable rules for the operation of the building and all areas adjacent thereto, provided further that such rules and regulations shall not unreasonably interfere with tenancies to the demised premises. Any improvements, alterations (including any exterior sign installation) and repairs that Lessee intends to make shall first be approved in writing by Lessor. (See Exhibit D)

  9.   INDEMNIFICATION  -  Lessee agrees to save Lessor harmless from, and
       ---------------
  indemnify Lessor against, to the extent permitted by law, any and all injury, loss or damage and any and all claims for injury, loss or damage of whatsoever nature (1) caused by or resulting from or claimed to have been caused by or to have resulted from any act, omission or negligence of Lessee or anyone claiming under Lessee (including, but without limitation, subtenants and concessionaires of Lessee and employees and contractors of Lessee, or its subtenants or concessionaires), no matter where occurring, or (2) occurring in or upon the demised premises, no matter how caused, unless the same shall be due to the fault or negligence of Lessor, its agents or servants. This indemnity and hold-harmless agreement shall include indemnity against all cost, expenses and liabilities incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or the defense thereof. If Lessee or anyone claiming under Lessee or the whole or any part of the merchandise, fixtures of other property of Lessee or anyone claiming under Lessee shall be injured, lost or damaged by theft, fire, electricity, water or steam, the leaking or bursting of pipes, falling plaster, latent defects in the demised premises or the building or in any other way or manner, whether similar or dissimilar to the foregoing, no part of said injury, loss or damage is to be borne by Lessor or its agents. Lessee agrees that Lessor shall not be liable to Lessee or anyone claiming under Lessee for any injury, loss or damage that may be caused by or result from the fault or negligence of any persons occupying adjoining premises or any other part of the building. Lessee agrees to maintain general liability insurance in the amount of One Million ($1,000,000.00) Dollars per occurrence naming Lessor as insured and Five Hundred Thousand ($500,000.00) Dollars casualty and risk insurance to insure the Lessee's personal property.

  10.  DAMAGE TO PREMISES  -  If the demised premises should be damaged or
       ------------------
  destroyed by fire or other casualty, the Lessee shall give notice to the Lessor and, except if hereinafter otherwise provided, the Lessor may, at its election, within Forty-five (45) days, commence to repair or restore the demised premises to substantially the same condition as they were in prior to the casualty, except that if any insurance loss shall not be settled promptly, Lessor shall have up to Seventy-five (75) days to commence such restoration. In such event and if the damage to the demised premises should be so extensive as to render the whole or any part thereof untenantable and unsuitable for use and occupation by Lessee, a just proportion of the minimum rent according to the nature and extent of the damages to the demised premises shall be suspended or abated until the demised premises shall be repaired or restored as aforesaid. If Lessor does not elect to repair or restore the demised premises within the period provided above, Lessee shall notify Lessor with Ten
  (10) days after the period within which the Lessor has to commence the repair of the demised premises, whether it elects to terminate this Lease.

  11.  HAZARDOUS MATERIALS - Lessee shall not receive, store or otherwise handle
       -------------------
  any product, material or merchandise which is explosive or highly flammable or permit the Premises to be used for any purpose which would render the insurance thereon void or cause an increase in the premiums for such insurance or make the insurance risk more hazardous. Lessee shall on demand reimburse Lessor, and all other tenants any and all extra insurance premiums caused in any way by Lessee's use of the Premises. (Exhibit E)

  12.  DEFAULT  -  (1) If Lessee shall default in the payment of rent or other
       -------
  payment required of Lessee and shall fail to cure said default within Fifteen
  (15) days after notice of said default from Lessor, or (2) if Lessee shall default in the performance or observance of any other agreement or condition on its part to be performed or observed and if Lessee shall fail to cure said default within Fifteen (15) days after receipt of notice of said default from Lessor (or if said default shall require longer than Fifteen (15) days after receipt of notice thereof and to prosecute the curing of the same to completion with due diligence) or (3) if any person shall levy upon, or take this leasehold interest or any part thereof upon execution, attachment or other process of

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

  law, or (4) if Lessee shall make an assignment of its property for the benefit of creditors, or (5) if Lessee shall be declared bankrupt or insolvent according to law, or (6) if any bankruptcy or insolvency proceedings shall be commenced by or against Lessee, or (7) if a receiver, trustee or assignee shall be appointed for the whole or any part of Lessee's property then in any of said cases, Lessor lawfully may immediately, or at any time thereafter and without any further notice or demand, enter into and upon the demised premises or any part thereof in the name of the whole, by force or otherwise, and hold the demised premises as if this Lease had not been made, and expel Lessee and those claiming under it and remove its or their property (forcibly, if necessary) without being taken or deemed to be guilty of any manner of trespass (or Lessor may send written notice to Lessee of the termination of the term of this Lease), and upon entry as aforesaid (or in the event that Lessor shall send to Lessee notice of termination as above provided, on the fifth day next following the date of the sending of the notice), the term of this Lease shall terminate.

  13.  HOLDOVER  -  If Lessee or anyone claiming under Lessee shall remain in
       --------
  possession of the demised premises or any part thereof after expiration of the term of this Lease without any agreement in writing between Lessor and Lessee with respect thereto, prior to acceptance or rent by Lessor the person remaining in possession shall be deemed a tenant at sufferance and after acceptance or rent by Lessor the person remaining in possession shall be deemed a tenant at will, subject to the provisions of this Lease insofar as the same may be made applicable to a tenancy at will. The parties agree that liquidated damages resulting from any person remaining in possession as aforesaid will be calculated at the rate of two times the base rent for the period of holdover.

  14.  ACTS AND OMISSIONS  -  Failure of either party to complain of any act or
       ------------------
  omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver of any rights hereunder. No waiver by either party at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision.

  If any action by either party shall require the consent or approval of the other party, the consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval or any other action on the same or any subsequent occasion. No payment by Lessee or acceptance by Lessor of a lesser amount than shall be due from Lessee to Lessor shall be deemed to be anything but payment on account, and the acceptance by Lessor of a check for a lesser amount with an endorsement or statement thereon or upon a letter accompanying said check that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Lessor may accept said check without prejudice to recover the balance due or pursue any other remedy. Any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by the other party or not, shall be deemed to be in exclusion of any other; and any two or more of all of such rights and remedies may be exercised at the same time.

  15.  MODIFICATION OR CHANGES  -  It is understood that neither Lessor nor any
       -----------------------
  of its agents has made any representations with respect to the demised premises or the building except as expressly set forth in this Lease. This instrument contains the entire and only agreement between the parties, and no oral statements or representations or prior to written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

  16.  ADDITIONAL TERMS & CONDITIONS  -  Lessee shall have permission to access
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  their warehouse and production space on designated walkways through Lessors warehouse area.

  17.  OPERABLE LAW  -  Both parties agree that this Lease shall be governed by
       ------------
  the laws of the Commonwealth of Massachusetts.

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

       WITNESS, the signature of PolyMedica Pharmaceuticals (U.S.A.), Inc. by Arthur A. Siciliano, President.

                                 __________________________________
                                 Arthur A. Siciliano, Ph.D.
                                 President

       WITNESS, the signature of CardioTech International, Inc. by Michael Szycher, President.
                                 __________________________________
                                 Michael Szycher, Ph.D.
                                 President

                                                            EXHIBIT A

                                    LEASED SPACE
                                    (Approximate)


  Woburn, MA
  ----------

                       1,600  sq. ft. - Office
                       4,031  sq. ft.  - Lab & Production
                         630  sq. ft.  - Warehouse "A"*
                       -----

  Sub Total            6,261  sq. ft.




  Tarvin, UK           2,500  sq. ft.
  ----------



       TOTAL           8,761  sq. ft.*
                       =====


       * Increases to 1,170 sq. ft. when Warehouse "A" is vacated for Warehouse "B". Total increase to 9,301 sq. ft.

                                                            EXHIBIT B


                          DESCRIPTION OF LEASED AREAS
                           (as defined in Exhibit A)

OFFICE - Administrative and executive offices

LAB & PRODUCTION - Biopolymer synthesis, analysis and production

WAREHOUSE - Raw material and finished goods warehouse; warming oven location

TARVIN - Office - includes management services, office equipment, office supplies and telephone systems; lab and graft manufacturing areas

Use must conform to all local, regional, and national governmental requirements.

                                                            EXHIBIT C

                               PAYMENT SCHEDULE

BASE RENT (MONTHLY)
---------

 Year 1  -  $15,833.34

 Year 2  -  $13,860.37

ELECTRICITY (MONTHLY)
-----------

 Year 1  -  $   799.00

 Year 2  -  $1,632.80  ($8,164 est. x 20%)


TOTAL MONTHLY RENT
------------------

 Year 1  -  $16,632.34

 Year 2  -  $15,493.17

CardioTech and PolyMedica agree to the following allocation for payment:

                                       Year 1       Year 2
                                       ------       ------

 Paid to PMI                         $12,026.72   $10,887.55

 Paid to PMUK/(1)/                   /L/2,912.00  /L/2,912.00

/(1)/ Assumes exchange rate of $1.5816 to one /L/ on October 15, 1996, from the Wall Street Journal.

Year 2 electrical usage is estimated and will be adjusted at the end of the second year of this lease to equal 20% of the amount actually invoiced to PolyMedica.

                                                            EXHIBIT D

       The Lessee is given permission, in compliance with all laws and regulations, to alter and improve, upon Lessors review and approval of buildout plans, at Lessee's expense, 1,170 sq. ft. of space designated in Exhibit A as Warehouse "B".

       The Lessee is given permission, in compliance with all local laws and regulations, to install an exterior sign above Lessee's entrance as described on the following page.

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                                                            EXHIBIT E

                                    HAZARDOUS MATERIALS

  E.1 Lessee shall not cause or permit any Hazardous Material, except those listed in EXHIBIT F attached hereto and made a part hereof, to be brought upon, kept, used, stored, generated or disposed of on, in or about the Premises by Lessee, its agents, employees, contractors, or invitees, without first obtaining Lessor's written consent.

  E.2 Any Hazardous Material permitted on the Premises as provided in E.1, and all containers therefor, shall be used, kept, stored, and disposed of in a manner that complies with all federal, state, and local laws or regulations applicable to this Hazardous Material.

  E.3 Lessee shall not discharge, leak, or emit, or permit to be discharged, leaded, or emitted, any material into the atmosphere, ground, sewer system, or any body of water, if that material (as is reasonably determined by the Lessor, or any governmental authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons, whether located on the Premises or elsewhere, or (b) the condition, use, or enjoyment of the Building or any other real or personal property.

  E.4 At the commencement of each year of the Term, Lessee shall disclose to Lessor the names and approximate amounts of all Hazardous Material (other than those listed in Exhibit F) that Lessee intends to store, use, or dispose of on the Premises in the coming year. In addition, at the commencement of each year of the Lease Term, beginning with the second year of the Lease Term, beginning with the second year of the Lease Term, Lessee shall disclose to Lessor the names and amounts of all Hazardous Materials (other than those listed in Exhibit F) that were actually used, stored, or disposed of on the Premises if those materials were not previously identified to Lessor at the commencement of the previous year.

  E.5 As used herein, the term "Hazardous Material" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any oil, petroleum products, and their by-products; (d) any substance that is toxic, ignitable, reactive or corrosive; and (e) any substance that is or becomes regulated by any federal, state, or local governmental authority.

  E.6 Lessee hereby agrees that is shall be fully liable for all costs and expenses related to the use, storage and disposal of Hazardous Material kept on the Premises by the Lessee, and the Lessee shall give immediate notice to the Lessor of any violation or potential violation of the provisions of this Exhibit. Lessee shall defend, indemnify, and hold harmless Lessor and its agents, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limitation, attorneys' and consultants' fees, court costs, and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise allegedly or actually arising out of or in any way related to Lessee's use and/or occupation of the Premises and (a) the presence, disposal, release, or threatened release of any such Hazardous Material that is on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to that Hazardous Material; (c) any lawsuit brought or threatened, settlement reached, or government order relating to that Hazardous Material; or (d) any violation of any similar laws applicable thereto. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision. Without limitation of the foregoing, if Lessee causes or permits the presence of any Hazardous Material on the Premises and that results in contamination, Lessee shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Material on the Premises. Lessee shall first obtain Lessor's approval for any such remedial action. The provisions of this Section E.6 shall be in addition to any other obligations and liabilities Lessee may have to Lessor at law or equity and shall survive the transactions contemplated herein and shall survive the expiration or earlier termination of this lease.

                                                            EXHIBIT F

                          LIST OF HAZARDOUS MATERIALS

                                       14